Exhibit 99.1

NEWS RELEASE	CONTACT
FOR IMMEDIATE RELEASE	Vince Finnegan
(800) 978-8136
vfinnegan@summithealthcarereit.com

Summit Healthcare REIT, Inc. acquires an interest in two assisted living and memory care facilities in California and Oregon

Lake Forest, Calif., (November 10, 2016) – Summit Healthcare REIT, Inc. (“Summit” or the “REIT”) announced today that it has acquired a twenty percent interest in a 78-bed assisted living and memory care facility located in Citrus Heights, California and a twenty percent interest in a 48-bed memory care facility located in Corvallis, Oregon, on October 31, 2016. The total purchase price for the two facilities was approximately $23 million, and financing was arranged through Capital One – Healthcare Financial Solutions, LLC.

The two facilities have been triple-net leased pursuant to a 10-year term to an affiliate of Compass Senior Living, LLC (“Compass”) which is headquartered in Eugene, Oregon. The principals of Compass have over 30 years of combined experience in senior housing. Compass leases five other properties in the REIT’s portfolio. Summit serves as the manager of the entity that holds title to each facility.

“This acquisition represents our commitment to continue investing in quality healthcare facilities to meet the demands of the nation’s aging population, and to expand the REIT’s portfolio for the benefit of our shareholders,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc. “It also demonstrates the commitment of Summit’s strategy.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 29 long-term triple-net leased healthcare facilities in 11 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Vince Finnegan at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2015, and quarterly reports for the periods ended March 31, 2016 and June 30, 2016. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.